U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: June 30, 2011

U.S. FUEL CORPORATION

(Exact Name of registrant as specified in its Charter)

Nevada	0-31959	88-0433815
State of Incorporation)	Commission File No.	(IRS Employer Identification No.)

        277 White Horse Pike, Ste.200, Atco, N.J.          08004

        (Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, (856)   753  -  1046

Nuclear Solutions, Inc.

5505 Connecticut Ave., N.W. Ste.191, Washington, D.C.      20015

(Registrant’s former name and address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02   Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 10, 2011, Mr. Kenneth Faith resigned as the Chief Financial Officer and a Director of Nuclear Solutions, Inc., now U.S. Fuel Corporation. Mr. Faith’s resignation was required by a third party in order for him to participate in another business opportunity. Mr. William Chady, a Director, replaced Mr. Faith as Chief Financial Officer of the Corporation on May 13, 2011.

The relationship between Mr. Faith and the company is excellent. The Board of Directors thanks Mr. Faith for his contribution of time and effort over the years and the benefits conveyed to the Company from his perseverance and service.

Compensation

In fiscal year 2011, the Company paid Mr. Kenneth Faith $34,500.00 in cash as a partial payment of his unpaid accrued executive compensation of $683,625.00 due.

The remainder of Mr. Faith’s unpaid accrued executive compensation due from the time period beginning October 9, 2006 through May 10, 2011 totaled $649,125.00.

On June 29, 2011 Mr. Faith agreed to accept 1,000,000 restricted shares of U.S. Fuel Corporation common stock in lieu of his unpaid accrued executive compensation of $649,125.00. As of the date of this report, the shares are unissued.

The Company and Mr. Faith mutually agreed to these terms in order to assist management in the fulfillment of the company mandate to eliminate all debt obligations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Fuel Corporation
Dated: June 30, 2011

/s/ Harry Bagot
By: Harry Bagot